May 17, 2001

FEI Company
7451 NW Evergreen Parkway
Hillsboro, Oregon 97123

Credit Suisse First Boston Corporation
Prudential Securities Incorporated
Wells Fargo Van Kasper
Needham & Company, Inc.
c/o   Credit Suisse First Boston Corporation
         Eleven Madison Avenue
         New York, NY 10010-3629

Ladies and Gentlemen:

                  As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in an orderly market for the common stock (the “Securities”) of FEI Company, and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that for a period of 180 days after the date of the initial public offering date (such period, the “Lock-up Period”) set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned, except pursuant to such Underwriting Agreement, will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation. In addition, the undersigned agrees that, without the prior written consent of Credit Suisse First Boston Corporation, it will not, during the period commencing on the Public Offering Date and ending 180 days after the Public Offering Date, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

                  Any Securities received upon exercise of warrants, options or other derivative securities, or pursuant to contractual rights, granted to the undersigned will also be subject to this Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Agreement.

                  Notwithstanding the foregoing two paragraphs, the restrictions imposed during the Lock-up Period shall not apply to any offer, sale, contract of sale or other disposition of Securities of the Company by the undersigned to an affiliate (as defined in Rule 405 under the U.S. Securities Act of 1933, as amended) of the undersigned or an affiliate of Koninklijke Philips Electronics N.V.; provided, however that such acquiring entity or transferee must agree in writing prior to such transfer to be bound by the provisions of this Agreement for the remainder of the Lock-up Period.

                  In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement

                  This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

Very truly yours, PHILIPS BUSINESS ELECTRONICS INTERNATIONAL B.V. By:
/s/ J. Lobbezoo Authorized Signatory Director